EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-177323, 333-171340 and 333-165050 on Form S-8 of OCZ Technology Group, Inc. and subsidiaries of our report dated October 7, 2013 relating to the consolidated financial statements of OCZ Technology Group, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the restatement of the 2012 and 2011 consolidated financial statements to correct misstatements and an explanatory paragraph regarding matters that raise substantial doubt about OCZ Technology Group, Inc. and subsidiaries’ ability to continue as a going concern), and our report dated the same date relative to the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of OCZ Technology Group, Inc. and subsidiaries’ internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP

Sacramento, California

October 7, 2013